                                                                    EXHIBIT 23.1

            Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Illumina, Inc. pertaining to the CyVera Corporation 2003 Employee, Director and Consultant Stock Plan of our reports dated February 16, 2005, with respect to the consolidated financial statements and schedule of Illumina, Inc., Illumina, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Illumina, Inc., included in its Annual Report (Form 10-K/A) for the year ended January 2, 2005, filed with the Securities and Exchange Commission.

                                      /s/ Ernst & Young LLP

San Diego, California
May 16, 2005